Exhibit 12

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                                                      TriMas
                                                    Exhibit 12
                            Computation of Ratio of Earnings to Combined Fixed Charges
                                           And Preferred Stock Dividends
                                              (Dollars in Thousands)

                                                                                    Nine Months      Nine Months
                                                                                       ended            ended
                                                                                     9/29/2002        9/30/2001
                                                                                     ---------        ---------

EARNINGS (LOSS) BEFORE INCOME TAXES AND FIXED CHARGES:
     Income (loss) from continuing operations before income taxes                  9,050           (1,110)
     Deduct equity in undistributed earnings of less-than-fifty-percent
        owned companies                                                            --              --
     Fixed charges                                                                 47,680          56,770
     Deduct capitalized interest                                                   (30)            (100)
     Depreciation of fixed charges                                                 10              --
     Estimated interest factor for rentals                                         --              --
     Earnings (loss) before income taxes and fixed charges                         56,710          55,560
FIXED CHARGES:
     Interest on indebtedness, net                                                 46,090          55,410
     Capitalized interest                                                          30              100
     Estimated interest factor for rentals                                         1,560           1,260
         Total fixed charges                                                       47,680          56,770
RATIO OF EARNINGS TO FIXED CHARGES                                                 1.2             1.0

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                                                           For the Years Ended December 31,
                                                         One         Eleven
                                                        Month        Months
                                                        ended        ended
                                              2001     12/31/00     11/28/00      1999      1998(1)       1997
                                              ----     --------     --------      ----      -------       ----
EARNINGS (LOSS) BEFORE INCOME TAXES AND
FIXED CHARGES:
   Income (loss) from continuing           $(9,450)    $(5,250)    $42,190     $65,000      $49,910    $115,070
       operations before income taxes
   Deduct equity in undistributed          --          --          --          --          --          --
       earnings of
       less-than-fifty-percent owned
       companies
   Fixed charges                           74,930      5,140       57,550      57,820      60,950      6,910
   Deduct capitalized interest             (110)       --          (320)       (700)       --          --
   Depreciation of fixed charges           10          --          140         60          --          --
   Estimated interest factor for rentals   --          --          --          --          --          --
   Earnings (loss) before income taxes
       and fixed charges                   $65,380     $(110)      $99,560     $122,180    $110,860    $121,980
FIXED CHARGES:
   Interest on indebtedness, net           73,130      5,000       55,390      55,380      59,350      5,420
   Capitalized interest                    110         --          320         700         --          --

   Estimated interest factor for rentals   1,690       140         1,840       1,740       1,600       1,490
         Total fixed charges               74,930      5,140       57,550      57,820      60,950      6,910
RATIO OF EARNINGS TO FIXED CHARGES         0.9(2)      (0.02)(2)   1.7         2.1         1.8         17.7

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                                      -2-


Notes:

     (1) Metaldyne acquired TriMas in January 1998. Financial results for the 21 days prior to Metaldyne's acquisition have not been included because the results were determined on a different accounting basis.

     (2) For the period ended December 31, 2000 and the year ended December 31, 2001, additional earnings of $5.3 million and $9.6 million, respectively, would have been required to make the ratio 1.0x.